UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     May 27, 2010

inVentiv Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-30318	52-2181734
(Commission File Number)	(IRS Employer Identification No.)

500 ATRIUM DRIVE, SOMERSET, NEW JERSEY	08873
(Address of Principal Executive Offices)	(Zip Code)

(800) 416-0555

(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 27, 2010, inVentiv Health, Inc. (the “Company”), Papillon Holdings, Inc. (“Parent”) and Papillon Acquisition, Inc. (“Merger Sub”) entered into an Amendment to the Agreement and Plan of Merger, dated May 6, 2010 (the “Merger Agreement”), among the Company, Parent and Merger Sub, in order to make the following technical corrections and conforming changes to the Merger Agreement:

(i)	to clarify that certain stock option and stock grant awards under the Company’s equity incentive plans which become vested upon change of control of the Company will be canceled at the effective time of the merger in exchange for cash consideration;

(ii)	to clarify that during the period between execution of the Merger Agreement and the closing thereunder, the maximum indebtedness permitted for vehicle lease obligations cannot exceed the difference between $45 million and the amount of certain other permitted indebtedness incurred not in excess of $3 million;

(iii)	to clarify that the Company is entitled to reimbursement from the Parent of all reasonable out-of-pocket fees and expenses relating to the merger transaction to the extent that the Parent is obligated to pay a termination fee to the Company under the Merger Agreement;

(iv)	to correct certain section and schedule references in the section of the Merger Agreement entitled “Conduct of the Business Pending the Merger”;

(v)	to correct a grammatical error in the section of the Merger Agreement entitled “Financing”;

(vi)	to correct certain cross references contained in the section of the Merger Agreement entitled “Terms Defined Elsewhere”; and

(vii)	to correct a grammatical error in the section of the Merger Agreement entitled “Remedies”.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment attached hereto as Exhibit 2.1, which is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals and the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It.

On May 28, 2010, the Company filed a preliminary proxy statement with the SEC concerning the previously announced proposed transaction, which will be subject to review by the SEC. The definitive proxy statement will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s Web site at www.sec.gov. The definitive proxy statement and such other documents will also be available for free on the Company’s website at www.inventivhealth.com under Investor Relations or by directing such request to Investor Relations, inVentiv Health at 800-416-0555.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 24, 2010, the Company’s proxy statement for its 2010 annual meeting of stockholders, filed with the SEC on April 23, 2010, and in the definitive proxy statement relating to the proposed transaction when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Amendment, dated May 27, 2010, among inVentiv Health, Inc., Papillon Holdings, Inc. and Papillon Acquisition, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 27, 2010	INVENTIV HEALTH, INC.

/s/ David Bassin
David Bassin
Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Amendment, dated May 27, 2010, among inVentiv Health, Inc., Papillon Holdings, Inc. and Papillon Acquisition, Inc.

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